Filed in the Office of	Business Number E0392632015-9
Barbara K. Cegavske	Filing Number 20200943851
Secretary of State State Of Nevada	Filed On 9/29/2020 12:04:00 PM
	Number of Pages 2

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

H/Cell Energy Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

Article I has been amended and restated to change the name of the Corporation to Vision Hydrogen Corporation.

Sections 3.01 and 3.02 of Article III have been amended and restated to increase the number of authorized shares of common stock to 100,000,000. In addition, Section 3.01 has been amended to effectuate a twenty-for-one (20:1) reverse stock split of the issued and outstanding shares of common stock.

The complete text of the new Article I and Sections 3.01 and 3.02 is set forth on continues on Annex A attached hereto.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 53.808%

4. Effective date and time of filing: (optional) Date: October 6, 2020 Time: 12:01 a.m.

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Sig

*If ter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ANNEX A

ARTICLE I

NAME

The name of the corporation is Vision Hydrogen Corporation (the "Corporation").

ARTICLE III

CAPITAL STOCK

3.01 *Authorized Capital Stock.* The total number of shares of stock this Corporation is authorized to issue shall be one hundred five million (105,000,000) shares, par value $.0001 per share. This stock shall be divided into two classes to be designated as "Common Stock" and "Blank Check Preferred Stock" ("Preferred Stock").

3.02 *Common Stock.* The total number of authorized shares of Common Stock shall be one hundred million (100,000,000).

Effective as of 12:01 a.m., Nevada time on October 6, 2020, every twenty (20) shares of common stock of the Corporation then issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined, converted and changed into one (1) share of common stock of the Corporation (the "Reverse Stock Split"); provided, however, that the number and par value of shares of common stock and the number and par value of shares of preferred stock authorized pursuant to Article III shall not be altered. No fractional shares shall be issued upon the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of common stock, the Corporation shall, in lieu of issuing any such fractional share, round such fractional share up to the nearest whole share.